Exhibit 99.2

FIRST AMENDMENT TO THE

AMEREN CORPORATION

SAVINGS AND INVESTMENT PLAN

Amended and Restated Effective January 1, 2017

WHEREAS, Ameren Corporation (“Company”) previously adopted the Ameren Corporation Savings Investment Plan (“Plan”); and

WHEREAS, the Company reserved the right to amend the Plan pursuant to Section 13.1 thereof, which authority has been delegated, in part, to the Administrative Committee as set forth in Section 13.1; and

WHEREAS, effective January 1, 2018, the Company desires to amend the Plan to reflect certain bargained changes negotiated between Ameren Illinois Company and the following unions: IP Laborers Local 12 Counties, IP Pipefitters Local 101, IP Pipefitters Local 360, IP Laborers Local 459, IP Laborers Local 100, IP IBEW Local Union 51 - MDF, IP IBEW Local Union 51 - MDF (formerly IP IBEW Local Union 1306 - MDF), IP IBEW Local Union 51 Clerical/Technical, IP IBEW Local Union 51, IP IBEW Local Union 309 and IP IBEW Local Union 702.

NOW, THEREFORE, effective January 1, 2018, the Plan is amended in the following respects:

1.	Section 4.1(a) is amended in its entirety to read as follows:

(a) In General. A Participant may elect to have his or her Compensation contributed by the Employer to the Plan on a pre-tax basis through payroll reductions. Each Participant shall elect in the manner provided by the Plan Administrator the percentage of his or her Compensation under this Section to be credited to his or her Salary Reduction Account. Any such election shall be in whole percentages with a minimum election of 1% of Compensation and a maximum election of 100% of Compensation.

2.	Section 5.3 is amended by removing all references to after-tax contributions.

3.	The third paragraph of Section 6.1 is amended in its entirety to read as follows:

All contributions credited to a Participant’s “Original Plan- Employee Contributions Account” and “After-Tax Voluntary – Employee Contributions Account” under the Prior Plan known as the CILCO Savings Plan shall be credited to his or her CILCO After-Tax Contribution Account. Amounts credited to the CILCO After-Tax Contribution Account which were contributed to the Prior Plan prior to January 1, 1987 and earnings or losses thereon will be credited to the “Pre-1987 Subaccount” and amounts credited to the CILCO After-Tax Contribution Account which were contributed to the Prior Plan after December 31, 1986 and earnings or losses thereon will be credited to the “Post-1986 Subaccount.” A Participant may withdraw, pursuant to Section 9.4, all or a portion of his or her Pre-1987 Subaccount without withdrawing any earnings thereon. However, a request to withdraw any amounts from his or her Post-1986 Subaccount will require a withdrawal of a proportionate share of earnings thereon. Amounts contributed to the Plan before January 1, 2018 by a Participant employed by Ameren Illinois Company on an after-tax basis through payroll reductions shall be credited to his or her After-Tax Contribution Account. A Participant may withdraw, pursuant to Section 9.4, all or a portion of his or her After-Tax Contribution Account in accordance with the rules and procedures established by the Plan Administrator.

4.	Section 8.11 is amended in its entirety to read as follows:

8.11. Loans Outstanding.

A Participant may not have more than two loans outstanding at any given time. Notwithstanding the foregoing, a Participant who is employed by Ameren Illinois Company and whose employment is governed by the terms of a collective bargaining agreement designated by the Employer in its payroll administration system as a former Illinois Power Company union group may have up to three loans outstanding at any given time, provided that such loans were requested before January 1, 2018.

5.	Schedule A is amended and restated to read as attached hereto.

IN WITNESS WHEREOF, a member of the Administrative Committee has executed this Amendment this 13 day of DECEMBER, 2017 to evidence its adoption by Ameren Corporation.

AMEREN CORPORATION

By:	/s/ Mark C. Lindgren
Name:	Mark C. Lindgren
Title:	Senior Vice President and
Chief Human Resources Officer
Ameren Services Company
On Behalf of Ameren Corporation

SCHEDULE A –

EMPLOYER MATCHING CONTRIBUTIONS FOR AMEREN EMPLOYEES

Participants who are members of	Union Code	Effective Date	Percentage Matched	Basic Match	Additional Match	Total Matching Contribution
Local 1455 & 1455	JA	7/ 1/2001	1 – 3%	$0.75	$0.25	$1.00
IBEW Regional Wes	TA
	JB	8/24/2007	4 – 6%	$0.25	$0.25	$0.50
	TB

Local148 IUOE	OA	7/1/2001	1 – 6%	$0.25	$0.25	$0.50

Local148 IUOE	QA	8/1/2007	1 - 6%	$0.25	$0.25	$0.50

Local 2 IBEW	FA	5/1/2007	1%	$0.75	$0.25	$1.00
			2 - 6%	$0.25	$0.25	$0.50

Local 1439	IA	7/1/2001	1 – 3%	$0.75	$0.25	$1.00
Local 309	PA
Local 649	VA		4 – 6%	$0.25	$0.25	$0.50
Local 1439 S	WA
IBEW

Local 702 IBEW	CA	5/1/2002	1 – 3%	$0.75	$0.25	$1.00
(Clerical)
			4 – 6%	$0.25	$0.25	$0.50

Local 702 IBEW	BA	4/ l/2002	1 – 3%	$0.75	$0.25	$1.00
(Physical)
			4 – 6%	$0.25	$0.25	$0.50

Local 51	BW	7/1/2005	1 – 2%	$0.75	$0.25	$1.00
IBEW
			3 – 6%	$0.25	$0.25	$0.50

Ameren IP employees	BF	1/1/2018	1 – 2%	$0.75	$0.25	$1.00
covered under a	BG		3 – 6%	$0.25	$0.25	$0.50
collective bargaining	BH
agreement	BJ
	BK
	BL
	BM
	BB
	BC
	BD
	BE

Local 702 –	DA	2/1/2008	1 – 2%	$0.75	$0.25	$1.00
CIPS/GEN, IBEW	EA		3 – 6%	$0.25	$0.25	$0.50
	HA
	SA

Local 11 - UGSOA	SO	7/1/2012	1 - 3%	$0.75	$0.25	$1.00
			4 - 6%	$0.25	$0.25	$0.50
	AF
	AG
Management	AM	7/1/1999	1 - 3%	$0.75	$0.25	$1.00
	AN		4 - 6%	$0.25	$0.25	$0.50
	XA
	YA
	ZA